EXHIBIT 99.1

Franklin Bank Corp. Announces a 62% Increase in Earnings and a 50% Increase in Assets

HOUSTON, April 26 /PRNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX) (Franklin), the parent company of Franklin Bank, S.S.B., today announced earnings for the first quarter March 31, 2005.

Financial Highlights

      Comparison of the three months ended March 31, 2005, and 2004:

•	Net income for the first quarter of 2005 increased to $6.9 million or $.31 per diluted share from $4.3 million or $.20 per diluted share for the first quarter of 2004.

•	Assets grew to $3.9 billion for the quarter ended March 31, 2005 from $2.6 billion for the quarter ended March 31, 2004.

•	Commercial loans grew 134% to $676 million at March 31, 2005 from $288 million at March 31, 2004.

      Looking Ahead:

•	We expect that assets will grow by 25% for the year, including the two announced pending acquisitions.

•	We continue to be comfortable with our previous guidance for net income for 2005.

•	We will continue to pursue additional acquisition partners.

•	We expect to have 35 community banking offices by the end of 2005 after we close the acquisitions with Elgin Bank of Texas (Elgin) and First National Bank of Athens (Athens) and the completion of our approved de novo offices.

Anthony J. Nocella, CEO, stated, “We are pleased with the results for the first quarter and are on target for another strong year for the Franklin Family of Community Banks. We exceeded our internal expectations; however, earnings were less than expected by some analysts because the yield curve flattened more quickly than expected by the analysts.”

We expect to close Athens and Elgin in the second quarter 2005. During 2005, we expect to convert Cedar Creek, Athens and Elgin’s technology to our technology platform. We will not realize any significant expense efficiencies related to acquisitions until technology converts to our platform.

Results of Operations

For the quarter ended March 31, 2005, net interest income increased to $20.6 million compared to $14.2 million for the quarter ended March 31, 2004, an increase of 46%. This was driven by an increase in average interest-earning assets primarily from the expansion of our single family mortgage and commercial loan portfolios.

The net yield on interest-earning assets decreased to 2.31% for the quarter ended March 31, 2005 from 2.49% for the quarter ended March 31, 2004. With the continuing flattening of the yield curve, our net yield decreased four basis points from the net yield of 2.35% for the year ended December 31, 2004. The decrease in the net yield was primarily attributed to an increase in the cost of deposits as a result of the increase in overall rates to match the duration of new assets and the compression of the spread on the mortgage warehouse loans held for sale.

For the quarters ended March 31, 2005 and 2004, non-interest income was $3.5 million and $2.1 million, respectively. The increase was principally due to an increase in loan fees from the expansion of our mortgage banking business and deposit fees from the growth of our community banking business.

At March 31, 2005, we had 53 retail/wholesale mortgage origination offices compared to 44 offices at March 31, 2004. Through these offices, we originated $177.1 million in mortgage loans for the quarter ended March 31, 2005, compared to $103.0 million for the quarter ending March 31, 2004. The increase in originations was primarily the result of the increase in the number of retail mortgage offices.

For the quarter ended March 31, 2005, non-interest expense increased 45% to $12.9 million from $8.9 million for the quarter ended March 31, 2004. The increase was attributable to the increase in the number of employees from 443 at March 31, 2004 to 576 at March 31, 2005. The increase in employees primarily resulted from the acquisition of Cedar Creek Bank, the increase in the number of mortgage offices, and the addition of the Georgetown and Cedar Park community banking offices.

Nocella stated, “We have continued to show our commitment to keep operating expenses low.” Our efficiency ratio has decreased slightly to 52.4% for the quarter ended March 31, 2005 as compared to 54.5% for the quarter ended March 31, 2004. The decrease in the efficiency ratio is attributable to the efficiencies gained through the Jacksonville Bank and Lost Pines Bank technology conversions, as well as the growth of our national commercial businesses.

Financial Condition

We closed the quarter with assets of $3.9 billion, or a 50% increase from $2.6 billion at March 31, 2004. Our loan portfolio grew 62% to $3.5 billion as of March 31, 2005 from $2.1 billion at March 31, 2004.

Our single-family loan portfolio increased to $2.7 billion as of March 31, 2005 from $1.8 billion as of March 31, 2004.

Our commercial loan portfolio increased 134% to $675.7 million at March 31, 2005 from $288.4 million at March 31, 2004. Our residential construction loans of $424.3 million at March 31, 2005 increased 102% from $210.3 million at March 31, 2004. The total unfunded commitments for residential construction as of March 31, 2005 were $375.4 million. At March 31, 2005, our mortgage banker finance warehouse loan balances totaled $148.1 million, which is up 756% from March 31, 2004. The total unfunded commitments for mortgage banker finance as of March 31, 2005 were $122.8 million.

Asset quality continues to remain strong. At March 31, 2005, our nonperforming assets were $9.2 million, or .24% of our total assets of which $6.3 million were secured by single family properties. At March 31, 2004, our nonperforming assets were $5.6 million, or .22% of our total assets of which $3.1 million were secured by single family properties.

Looking Forward

We continue to expect that our earnings for 2005 will be between $30 million and $31.5 million, excluding acquisitions. We continue to expect the net yield on interest earning assets for 2005 to decrease 15 to 25 basis points from the net yield of 2.35% for 2004. This decrease excludes the beneficial effect of the Athens and Elgin acquisitions to the margin. The decrease in the net yield is a result of three factors: compression of the spread on mortgage warehouse loans as a result of the forecast yield curve flattening, a decrease in the spread on residential construction loans because of our entry into more competitive markets, and a decrease in the net spread to the underlying index on the reinvestment of single family adjustable-rate mortgages.

We expect operating expenses to increase 25%, including the effect of Cedar Creek, during the year corresponding with the growth of our business excluding acquisitions and to the extent we are opening banking and lending offices.

We will continue to strive to meet our goal to have our efficiency ratio below 50%. The efficiency ratio will fluctuate as efficiencies are achieved only after technology conversions.

We continue to expect assets to grow by 25% during 2005. This growth includes the acquisitions of Athens and Elgin. We expect to add both Athens and Elgin to our Franklin Family of Community Banks during the second quarter of 2005. We are still pursuing a number of additional acquisitions inside our community banking markets. Nocella commented, “Our acquisition partners are expected to be relationship-driven community banks whose bankers are trusted financial advisors who provide personalized service to customers.” We will also continue to expand through the opening of new banking offices. We plan to expand our Central Texas network through the opening of five additional de novo community banking offices during 2005.

The national scope of Franklin’s operations is also expected to grow in 2005. We are comfortable with our prior guidance and expect our commercial loans to grow 80% over 2005, excluding acquisitions. The growth will be generated by all our commercial lending products including residential construction, mortgage banker finance, commercial real estate, and to a lesser extent multi-family. Additionally, we expect mortgage originations to be more than $800 million in 2005.

During low refinance periods caused by higher interest rates, the mortgage business tends to close more loans during the summer months when more people are relocating than during the winter months. This effect is exacerbated in our northern loan production offices and residential construction markets.

We continue to operate our retail mortgage banking business using a model where compensation to the branch manager is based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss.

Company Overview

Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B. (the “bank”), a Texas state savings bank, is engaged in community banking, mortgage banking and commercial banking. In addition to our corporate headquarter in Houston, the bank currently operates 22 community banking offices of which 14 are in the East Texas market and eight are in the Central Texas market; five commercial lending offices in Dallas, Orlando, Philadelphia, Detroit and Phoenix; and 52 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information

This announcement includes forward-looking statements. These forward- looking statements include comments with respect to our goals, objectives, expectations, and strategies and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; the possibility that our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third-party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The Company will conduct a conference call to review announcements made in this press release on Wednesday, April 27, 2005, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-888-695-0609. Participants calling from outside the United States may dial 1-719-457-2660. The passcode “7104535” is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, April 27, 2005 through May 5, 2005. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820. The passcode “7104535” is required to access the replay of the call.

Additional Supplemental Financial Information Attached

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2005	2004	2004
Assets
Cash and cash equivalents	$65,739	$90,161	$71,497
Available for sale securities	59,979	72,998	69,137
FHLB stock and other investments	79,728	74,673	42,234
Mortgage-backed securities	101,511	109,703	168,141
Loans
Single family	2,743,319	2,378,768	1,791,519
Commercial	675,650	590,916	288,378
Consumer	54,352	55,176	58,663
Allowance for credit losses	(7,642)	(7,358)	(6,000)

Loans, net	3,465,679	3,017,502	2,132,560
Goodwill	68,829	69,212	57,443
Other intangible assets, net	7,029	7,095	3,925
Premises and equipment, net	13,627	13,169	10,954
Real estate owned	5,733	4,418	1,832
Other assets	24,860	20,803	36,741

	$3,892,714	$3,479,734	$2,594,464

Liabilities
Deposits	$1,797,793	$1,502,398	$1,397,264
FHLB advances	1,742,449	1,653,942	912,577
Junior subordinated notes	40,904	20,254	20,164
Other liabilities	24,110	22,431	14,001

Total liabilities	3,605,256	3,199,025	2,344,006

Stockholders’ equity
Common stock	219	219	212
Paid-in capital	255,348	255,348	243,052
Retained earnings	32,479	25,567	6,680
Accumulated other comprehensive income:
- Unrealized gains/(losses) on securities available for sale, net	(982)	(472)	905
- Cash flow hedges, net	394	47	(391)

Total stockholders’ equity	287,458	280,709	250,458

	$3,892,714	$3,479,734	$2,594,464

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Interest income
Cash equivalents and short-term investments	$1,661	$1,281	$905
Mortgage-backed securities	943	1,036	1,503
Loans	38,628	33,089	21,327

Total interest income	41,232	35,405	23,735

Interest expense
Deposits	9,106	7,102	5,548
FHLB advances	11,007	8,588	3,648
Junior subordinated notes	478	373	369

Total interest expense	20,591	16,063	9,565

Net interest income	20,641	19,342	14,170
Provision for credit losses	418	334	793

Net interest income after provision for credit losses	20,223	19,008	13,377

Non-interest income
Gain on sale of single family loans	627	498	363
Loan fee income	1,680	2,103	634
Deposit fees	926	723	475
Gain on sale of securities	—	44	109
Other	281	344	494

Total non-interest income	3,514	3,712	2,075

Non-interest expense
Salaries and benefits	6,664	6,154	4,380
Occupancy	1,085	894	939
Data processing	1,150	997	591
Professional fees	1,234	1,203	763
Loan expenses	662	877	395
Core deposit amortization	230	233	116
Other	1,873	1,665	1,726

Total non-interest expenses	12,898	12,023	8,910

Income before taxes	10,839	10,698	6,542
Income tax expense	3,927	3,745	2,280

Net income	$6,912	$6,953	$4,262

Basic earnings per common share	$0.32	$0.33	$0.20

Diluted earnings per common share	$0.31	$0.32	$0.20

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	March 31, 2005			December 31, 2004			March 31, 2004
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$114,437	$647	2.26%	$101,318	$404	1.56%	$61,295	$86	0.56%
Available for sale securities	62,122	463	3.02%	66,613	444	2.65%	89,235	685	3.08%
FHLB stock and other investments	75,912	551	2.94%	66,806	432	2.57%	36,881	134	1.46%
Mortgage-backed securities	105,970	943	3.56%	120,964	1,036	3.42%	172,060	1,503	3.49%
Loans
Single family	2,544,642	28,440	4.47%	2,250,393	25,256	4.49%	1,611,743	16,802	4.17%
Residential construction	373,556	5,684	6.17%	283,161	4,192	5.89%	182,369	2,463	5.42%
Commercial real estate	94,054	1,584	6.83%	61,184	917	5.97%	45,155	782	6.94%
Mortgage banker finance	122,247	1,621	5.38%	113,035	1,417	4.99%	6,430	54	3.38%
Commercial business	19,086	301	6.39%	11,936	282	9.42%	9,578	136	5.71%
Consumer	55,046	998	7.35%	56,343	1,025	7.23%	64,282	1,090	6.80%

Total loans	3,208,631	38,628	4.83%	2,776,052	33,089	4.76%	1,919,557	21,327	4.45%

Total interest-earning assets	3,567,072	41,232	4.64%	3,131,753	35,405	4.51%	2,279,028	23,735	4.17%
Non-interest-earning assets	140,872			105,511			76,330

Total assets	$3,707,944			$3,237,264			$2,355,358

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$77,640	187	0.98%	$68,079	168	0.98%	$75,070	158	0.84%
Money market and savings	194,144	778	1.63%	189,604	800	1.68%	166,000	648	1.57%
Certificates of deposit	374,419	2,169	2.35%	346,615	1,928	2.21%	335,875	1,543	1.84%
Non-interest bearing deposits	78,943	—	—	54,850	—	—	20,347	—	—

Total community banking	725,146	3,134	1.75%	659,148	2,896	1.75%	597,292	2,349	1.58%
Wholesale and money desk	975,694	5,972	2.48%	813,158	4,206	2.06%	691,918	3,199	1.85%

Total deposits	1,700,840	9,106	2.17%	1,472,306	7,102	1.92%	1,289,210	5,548	1.73%

FHLB advances	1,671,289	11,007	2.63%	1,452,897	8,588	2.36%	786,694	3,648	1.85%
Junior subordinated notes	27,596	478	6.93%	20,235	373	7.21%	20,146	369	7.24%

Total interest-bearing liabilities	3,399,725	20,591	2.44%	2,945,438	16,063	2.17%	2,096,050	9,565	1.83%
Non-interest-bearing liabilities and stockholder’s equity	308,219			291,826			259,308

Total liabilities and stockholder’s equity	$3,707,944			$3,237,264			$2,355,358

Net interest income/interest rate spread		$20,641	2.20%		$19,342	2.34%		$14,170	2.34%

Net yield on interest-earning assets			2.31%			2.47%			2.49%

Ratio of average interest-earning assets to average interest-bearing liabilities			104.94%			106.33%			108.73%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Common share data
Ending shares outstanding	21,895,785	21,895,785	21,225,263
Average shares outstanding-basic	21,895,785	21,429,335	21,225,263
Average shares outstanding-diluted	22,353,938	21,886,070	21,711,589
Basic earnings per share	$0.32	$0.33	$0.20
Diluted earnings per share	0.31	0.32	0.20
Book value (period end)	$13.13	$12.82	$11.80
Tangible book value (period end)	9.66	9.34	8.91

Average balances
Assets	$3,707,944	$3,237,264	2,355,358
Interest-earning assets	3,567,072	3,131,753	2,279,028
Interest-bearing liabilities	3,399,725	2,945,438	2,096,050

Ratios
ROA	0.76%	0.85%	0.73%
ROCE	9.88%	10.33%	6.89%
Net interest spread	2.20%	2.34%	2.34%
Net yield on interest-earning assets	2.31%	2.47%	2.49%
Efficiency ratio	52.44%	51.24%	54.50%
Equity to assets (period end)	7.38%	8.07%	9.65%
Equity to assets (average)	7.65%	8.27%	10.63%
Capital ratios — (bank only):
Leverage ratio	6.69%	6.85%	8.34%
Tier 1 risk-based capital ratio	10.38%	10.72%	13.74%
Total risk-based capital ratio	10.71%	11.09%	14.17%

Asset quality
Nonperforming Loans (“NPLs”)	$4,493	$4,904	$4,773
REO	4,700	3,385	857

Nonperforming Assets (“NPAs”)	$9,193	$8,289	5,630
NPLs as % of loans	0.13%	0.16%	0.22%
NPAs as % of assets	0.24%	0.24%	0.22%
Allowance to period end loan balance	0.22%	0.24%	0.28%
Allowance to average loan balance	0.24%	0.27%	0.31%

Branch and employee data
Full-time equivalent employees	576	548	443
Commercial banking offices	6	6	4
Retail mortgage offices	50	56	41
Wholesale mortgage origination offices	3	3	3
Community banking offices	23	23	16

Loan portfolio
Single family
Held for investment	$2,572,427	$2,176,505	$1,649,785
Held for sale	170,892	202,263	141,734
Residential construction	424,273	335,432	210,287
Mortgage banker finance	148,154	138,078	17,309
Other	157,575	172,582	119,445
Allowance for credit losses	(7,642)	(7,358)	(6,000)

Loans, net	$3,465,679	$3,017,502	$2,132,560

Deposits
Community banking	$716,056	$720,704	$628,228
Wholesale and money desk	1,081,737	781,694	769,036

Total deposits	$1,797,793	$1,502,398	$1,397,264